Exhibit No. (10)s

1ST AMENDMENT TO
KIMBERLY-CLARK CORPORATION
2011 EQUITY PARTICIPATION PLAN
(Amended and restated effective April 21, 2011)

Effective as of February 12, 2020

WHEREAS, Kimberly-Clark Corporation (the “Corporation”) previously adopted the Kimberly-Clark Corporation 2011 Equity Participation Plan (the “Plan”) as its broad-based equity participation plan intended to aid in attracting and retaining highly qualified personnel and to encourage those employees who materially contribute, by managerial, scientific or other innovative means to the success of the Corporation or an Affiliate (as those terms are defined in the Plan), to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation’s or Affiliates’ long-term success;
WHEREAS, the Management Development and Compensation Committee of the Board (the “Committee”) determined that it is advisable and in the best interests of the Corporation and its stockholders to amend the Plan as proposed and presented to the Committee at its meeting on February 12, 2020; and
WHEREAS, the Plan provides that Committee may at any time amend the Plan in certain circumstances and such terms of the proposed amendment were reviewed and approved by the Committee to be effective as of February 12, 2020.
WHEREBY, Section 13 of the Plan has been amended by the Committee in its entirety to read as follows:
13.  VESTING
No Award denominated in shares of Common Stock that is granted on or after February 12, 2020 may vest in less than one year from its date of grant.  Notwithstanding the foregoing, (a) Awards with respect to up to 5% of the available shares of Common Stock authorized for issuance under the Plan as of February 12, 2020 may vest (in full or in part) in less than one year from their date of grant; and (b) nothing in this Section 13 shall limit the Corporation’s ability to grant Awards that contain rights to accelerated vesting on a termination of employment or limit any rights to accelerated vesting in connection with a shutdown or divestiture of all or a portion of the Corporation’s or its Affiliate’s business or following a Change of Control of the Corporation and shall not limit the changes in capitalization provisions of Section 17.
WHEREBY, all other provisions of the Plan shall remain in full force and effect, except to the extent modified by the foregoing.